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                                                                     EXHIBIT 2.1

                      ASSET PURCHASE AGREEMENT

         THIS AGREEMENT ("Agreement") is made as of the 21st day of November, 2003, by and among EVERLAST COATINGS INC. ("Buyer"), a Delaware corporation, SL INDUSTRIES, INC., a New Jersey corporation ("Parent") and SL SURFACE TECHNOLOGIES, INC., a New Jersey corporation ("Seller"), a wholly owned subsidiary of Parent.

                                    RECITALS

         Seller is engaged primarily in the business of developing and manufacturing surface coatings and applying the surface coatings to machinery and equipment used in the paper and telecom industries (the "Business").

         Seller wishes to sell, transfer, convey and deliver and Buyer wishes to purchase specified assets of Seller relating to the Business, upon the terms and conditions hereinafter set forth.

         Seller wishes to assign to Buyer, and Buyer wishes to discharge certain specified liabilities of Seller identified in this Agreement.

         Parent is owner, indirectly through a wholly-owned subsidiary, of all of the issued and outstanding capital stock of Seller and will benefit from the transactions herein, and Seller desires the above transaction to take place on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual and dependent promises hereinafter set forth, the parties, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I.
                           Purchase and Sale of Assets

         1.1. Purchase and Sale of Assets.

                  (a) Purchased Assets. On and subject to the terms set forth in this Agreement, at the Closing (as defined in Section 1.4 of this Agreement) Buyer shall purchase from Seller and Seller shall sell, convey, assign, transfer and deliver to Buyer, all right, title and interest in and to the assets and property of Seller as set forth below, free and clear of all mortgages, liens, pledges, charges, security interests, claims, restrictions and other encumbrances of any kind whatsoever (except as expressly provided in Section 2.6 hereof), which assets and property will include, but not be limited to, the following (the "Purchased Assets"):

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                           (i)    Technology and Know-How. All products, plans,
documentation, designs, drawings, specifications, procedures, concepts, worksheets, software, software specifications, trade secrets, product information, customer lists and information, marketing and sales information, engineering notebooks, schematics, parts lists, test programs, test fixtures, approvals, certifications, derived works and related know-how owned or controlled by Seller and/or used in or related to the Business, in all formats including printed materials and machine readable formats for domestic and international activities, and all rights of Seller to protect the technology and know-how referred to above from unauthorized disclosure and/or use,;

                           (ii)  Inventory. All inventory, customer orders and
work-in-process of Seller, including, but not limited to, the items listed on
Schedule 1.1(a)(ii);

                           (iii)  Name, Patents, etc. Any registered and
unregistered trademarks, trade names, service marks, patents, patent applications, copyrights, domain names and other intangible property, and all rights to prevent, and assert claims for, infringement thereof, currently owned or controlled by Seller or owned and used in, or related to, the Business, including but not limited to the items set forth on Schedule 1.1(a)(iii);

                           (iv)   Property and Equipment. All of Seller's
personal property and equipment listed on Schedule 1.1(a)(iv);

                           (v)    Permits and Licenses. To the extent legally
transferable as of the Closing Date, all governmental licenses, permits and other like authorizations possessed by Seller and necessary to the operation of the Business as currently conducted, including, but not limited to, those set forth on Schedule 1.1(a)(v);

                           (vi)   Customer Information. All customer files and
all lists of customers, suppliers, distributors and vendors;

                           (vii)  Documentation. Except to the extent excluded
in accordance with Section 1.1(b), all documents and records relating to the Purchased Assets, or the operations or products of the Business; provided, however, that if the delivery by Seller of documents or records related to its employees requires by law the written consent of such employees, then such document or records shall be delivered only with such prior written consent; and

                           (viii) Accounts Receivable. All accounts receivable
of Seller.

                  (b) Excluded Assets. The assets set forth below shall be retained by Seller and are excluded from the definition of Purchased Assets (collectively, the "Excluded Assets"):

                           (i)    Any and all cash held by Seller or on deposit
in banks or other financial institutions as of the Closing Date;

                           (ii)   Minute books, stock ledgers, banking records,
personnel files for those employees of Seller who will not be employed by Buyer and other corporate records of Seller;

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                           (iii)  Invoices, tax returns, correspondence files,
equipment files, invoices and other similar corporate records unrelated to the Purchased Assets;

                           (iv)   Claims for refunds of taxes and other
governmental charges for periods ending prior to the Closing Date and any unemployment insurance credit;

                           (v)    Recoveries under any insurance policies of
Seller;

                           (vi)   Pension, profit sharing or savings plans and
trusts and any assets thereof; and

                           (vii)  All land, buildings or other real property
used or occupied by Seller in connection with the operation of its Business;

         1.2. Asset Purchase Price.

                  (a) The aggregate consideration to be paid by Buyer for the Purchased Assets shall be Six Hundred Thousand Dollars and No Cents ($600,000.00) (the "Purchase Price").

                  (b) The Purchase Price will be paid at Closing by wire transfer or other immediately available funds to such account as Seller or Parent shall specify to Buyer, subject to the escrow deposit set forth in
Section 1.2(d) below.

                  (c) Buyer and Seller shall each be responsible for paying one-half of any sales, transfer or other taxes related to the completion of the transactions contemplated by this Agreement. For clarification, nothing herein is intended to impose any obligation on Buyer for any income or capital gains taxes incurred by Seller or Parent related to the Purchased Assets.

                  (d) Buyer shall deposit $12,000 of the Purchase Price into an escrow account to be held pending an audit by the New Jersey Tax Department to confirm that Seller has paid all state sales taxes due up to the Closing Date. Buyer shall indemnify Seller for any amounts of the escrow fund paid to the New Jersey Tax Department in satisfaction of outstanding state sales taxes.

         1.3. Liabilities.

                  (a) Buyer shall not discharge or in any way become liable for any and all liabilities or obligations, whether absolute or contingent, arising out of, resulting from or relating to (i) Hazardous Materials located on, under or emanating from the Camden Facility or the Former Facilities that were released or disposed of on or off-site prior to the Closing Date including, but not limited to, Environmental Conditions prior to the Closing Date and performance of Remedial Actions pursuant to Section 5.2 below, third party claims and natural resources damages or injuries, in connection therewith, (ii) the Excluded Assets, the business of Seller continuing after the Closing Date, the business of Parent or the Former Facilities, (iii) any liabilities associated with the EXCEL, H250 and H400 CNC machines currently being leased for use by Seller, (iv) any product liability claims based on events occurring prior to the Closing Date, (v) obligations with respect to the effects of the termination of Seller's employees or severance payments to Seller's terminated employees, as a result of or in connection with the

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sale of the Purchased Assets; (vi) any judgment or settlement with respect to claims from the debtor in possession of Langston Corporation, pursuant to current bankruptcy proceedings; (vii) payment of all employee health, life and disability insurance premiums up to the Closing Date; (viii) any federal or state income taxes of Seller; (ix) any inter-company debts between Seller and Parent or any affiliate of Parent; (x) any pending or threatened litigation, investigation, proceeding or directive set forth on Schedule 2.7; (xi) any liabilities of Seller, Parent or any affiliate of Parent to Standard Federal National Association, LaSalle Business Credit LLC, Mellon US Leasing, Mellon Bank, GE Capital Corporation or Fidelity Leasing; (xii) any liability arising from Seller's (or any affiliate of Seller's) withdrawal from any Multi-employer Plans, including but not limited to, the IUE/CWA and Teamsters Multi-employer Plans; (xiii) any liability for alleged underfunding of the IUE/CWA Multi-Employer Pension Plan, as a result of an alleged miscalculation of "accredited hours paid" under the Plan; (xiv) any liability to make contributions to the SL Industries, Inc. Savings and Pension Plan or as a result of a disqualification of the Plan; (xv) any obligation to make payments to former employees under the SL Industries, Inc. Capital Accumulation Plan or Deferred Compensation Plan; and (xvi) any claims of former employees for benefits under the Multi-employer Plans or Savings and Pension Plan (collectively, the "Excluded Liabilities").

                  (b) Except for the Excluded Liabilities set forth in Section 1.3(a) above, Buyer shall discharge and be fully liable for the performance of any and all obligations (i) related to the accounts payable and accrued liabilities of Seller as of the Closing Date; (ii) arising out of payroll or employment related liabilities (other than accrued vacation benefits to employees terminated as a result of or in connection with the sale of the Purchased Assets) of the Business not discharged prior to the Closing Date, including the payment of all benefits and taxes thereon, (iii) related to any obligation of the Business not otherwise provided for in this Agreement or specifically set forth on Schedule 1.3(b), (iv) related to product liability claims arising from events occurring after the Closing Date, which causes or caused, allegedly caused or caused, or is deemed to cause or have caused personal injury or property damage, (v) set forth in the Camden Lease, (vi) resulting from any claims for violations or failure to perform under any contract or agreement related to the Business, including collective bargaining agreements (other than claims for severance to employees terminated as a result of or in connection with the sale of the Purchased Assets); and (vii) arising out of, resulting from or relating to Hazardous Materials located on, under or emanating from the Camden Facility that were released or disposed of by Buyer or Buyer's tenants, assignees, invitees, licensees, employees, contractors, agents or representatives after the Closing Date, including but not limited to, Environmental Conditions after the Closing Date, third party claims and natural resources damages or injuries in connection therewith (the "Discharged Liabilities").

                  (c) Nothing herein shall be construed to deem that Buyer intends to assume or be bound by the terms of the collective bargaining agreement between Seller and any union, including but not limited to, the agreement between Seller and the IUE/CWA - AFL-CIO Local 134.

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         1.4 Closing Transactions.

                  (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McCarter & English, LLP, CityPlace I, 185 Asylum Street, Hartford, Connecticut at ten o'clock (10:00 am) in the morning on November 24, 2003, or such other date as is mutually agreed to by Buyer and Seller. The date of the Closing is herein referred to as the "Closing Date." Each of the parties to this Agreement acknowledges that it is contemplated that the Closing will be a formality inasmuch as, to the maximum extent possible, all documents will be executed and delivered to McCarter & English LLP as limited agent for purposes of assembling all documents required to consummate the Closing.

                  (b) Subject to the conditions set forth in this Agreement, Seller shall deliver to Buyer at the Closing:

                           (i)    a lease agreement (the "Camden Lease") for
Seller's facility in Camden, New Jersey with Buyer as lessee, executed by Seller and Parent, in the form of Exhibit A hereto;

                           (ii)   a Bill of Sale for the Purchased Assets in the
form of Exhibit B hereto;

                           (iii)  any required consents, authorizations,
approvals, notices or filings necessary to legally and validly transfer the Purchased Assets to Buyer free and clear of all Liens (as defined in Section 2.6 below) and in compliance with ISRA (as defined in Section 2.12) and to place Buyer in exclusive possession and control of the Purchased Assets;

                           (iv)   the Intellectual Property Assignment
Agreements in the form of Exhibit C hereto;

                           (v)    a certificate executed by the Secretary of
Seller attaching (i) a certified copy of Seller's Certificate of Incorporation, and (ii) a certified copy of resolutions of the board of directors and the shareholder of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated thereby;

                           (vi)   a certificate executed by the Secretary of
Parent attaching a certified copy of resolutions of the board of directors, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

                           (vii)  the aged list of outstanding accounts
receivable as of the Closing Date;

                           (viii) a list of accounts payable of the Business as
of the Closing Date;

                           (ix)   the First Amendment and Modification to Loan
and Security Agreement between Standard Federal National Association, LaSalle Business Credit LLC, Seller, Parent and others (the "First Amendment") substantially in the form of Exhibit D hereto; and

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                           (x)    such other instruments as may be reasonably
necessary to convey the Purchased Assets or otherwise carry out the provisions of this Agreement.

                  (c) Subject to the conditions set forth in this Agreement, Buyer shall deliver to Seller at the Closing:

                           (xi)   the payment of the Purchase Price as specified
in Section 1.2(a);

                           (xii)  the Camden Lease executed by the Buyer;

                           (xiii) a certificate executed by the President of
Buyer attaching a certified copy of Buyer's Certificate of Incorporation, and

                           (xiv) the release letters executed by John Willey,
Sarina DiBianca and Steven Hipley, substantially in the form of Exhibit E, releasing Seller and Parent from certain severance obligations.

         1.4. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 1.5. Buyer and Seller shall each report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation, including but not limited to the preparation and filing of Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future tax law) with their respective federal income tax returns for the taxable year that includes the Closing Date, and neither Buyer, Seller nor Parent shall take any position inconsistent with such allocation unless otherwise required by applicable law.

                                  ARTICLE II.
         Representations, Warranties and Covenants of Seller and Parent

         As an inducement to Buyer to enter into this Agreement, Seller and the Parent jointly and severally hereby represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:

         2.1. Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; it has full corporate power to carry on the Business as it is now being conducted and to own and operate the properties and assets now owned or operated by it in operation of the Business. To Parent's knowledge, Seller is duly qualified to do business and is in good standing in every jurisdiction in which its failure to be so qualified would have a material adverse effect on the Business or the Purchased Assets. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

         2.2. Power and Authority. Seller has full power and authority to execute and deliver this Agreement and to, convey, assign, transfer and deliver the Purchased Assets to Buyer as provided in this Agreement. Parent has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the

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instruments and agreements contemplated herein will constitute binding obligations as to each of Parent and Seller enforceable in accordance with their terms except to the extent enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity. Neither the execution and delivery of this Agreement nor the consummation of the transactions provided herein in the manner herein provided, will violate any agreement to which Parent, or to Parent's knowledge, Seller is a party or by which either is bound or any law, order or decree or any provision of Seller's or Parent's Certificate of Incorporation or By-Laws. No authorization, approval, or consent of any third party is required in connection with the executing, delivering and performing of this Agreement by each of Seller and Parent which will not have been obtained by the Closing or waived in writing by the party whose consent is required; provided that the representation in this sentence with respect to Seller is made to Parent's knowledge. True and complete copies of the Certificate of Incorporation and By-laws, including amendments, of Seller have previously been delivered to Buyer.

         2.3. Capitalization. Parent, through a wholly-owned subsidiary, SL Delaware, Inc., is the sole holder of all of the issued and outstanding shares of common stock of Seller, and legal title to such shares is owned of record by Parent, free and clear of any Liens (as defined in Section 2.6 below). There are no contracts or agreements relating to the issuance, sale or transfer of any capital stock or other securities of Seller.

         2.4. Governmental or Other Restrictions. To Parent's knowledge, Seller is not subject to any governmental judgment, order, writ, injunction or decree which materially and adversely affects or, so far as it can now reasonably foresee, may in the future materially and adversely affect, the Business as conducted prior to the Closing Date.

         2.5. No Undisclosed Liabilities. To Parent's knowledge, Seller has no liabilities not known by the officers of Buyer of any kind, character or description, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, invested or uninvested, executory, determined, determinable or otherwise, that alone or in the aggregate, had or will have a material adverse effect on the Business or the Purchased Assets.

         2.6. Title. To Parent's knowledge, Seller has good and marketable title to all of the assets and personal properties, tangible and intangible, which are included in the Purchased Assets free and clear of all mortgages, liens, pledges, charges and encumbrances of any nature whatsoever (collectively, the "Liens"), except Liens disclosed on Schedule 2.6.

         2.7. Litigation. To Parent's knowledge, there is no pending or threatened suit, action, or legal, administrative, arbitration, governmental investigation, or other proceeding pending or, to the knowledge of Seller or Parent, threatened against Seller or Parent related to the Business, except as disclosed on Schedule 2.7.

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         2.8. Proprietary Rights.

                  (a) Set forth on Schedule 2.8 attached hereto is a list of all patents, trademarks, service marks, domain names, copyrights and principal trade secrets in which, to Parent's knowledge, Seller has proprietary rights, all of which are included in the Purchased Assets (the "Proprietary Rights") and all of the Proprietary Rights are owned by Seller free and clear of any Liens. To Parent's knowledge, Seller is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any Proprietary Rights.

                  (b) To Parent's knowledge, except as set forth on Schedule 2.8, there are no licenses, sublicenses or agreements relating to (i) the use by third parties of the Proprietary Rights or (ii) the use by Seller of the Proprietary Rights, and there is no prior right of any other party or other impediment which would invalidate or adversely affect any of the Proprietary Rights.

         2.9. Compliance with the Law. To Parent's knowledge, Seller has complied with all federal, state and municipal laws, ordinances, rules and regulations and any private limitations, restrictions, covenants or conditions relating to the Camden Facility and the operation or conduct of the Business. Without limiting the foregoing, to Parent's knowledge: (a) except as set forth on Schedule 2.9, Seller (and Parent as it relates to the Business) are in full compliance with all applicable laws, including without limitation Environmental Laws, and price and wage control laws; and (b) there is no municipal law or any regulation (or, any proposed regulation thereunder or any proposed changes in any federal or state law or any proposed regulation thereunder) which may require material changes in services or methods of operation of the Business. To Parent's knowledge, the operation of the Business by Seller is permitted by all applicable regulations, ordinances, limitations, restrictions and conditions.

         2.10. Licenses, Authorizations and Permits. To Parent's knowledge, Seller has all necessary licenses, authorizations and permits that are required pursuant to applicable laws, including without limitation, Environmental Laws, to conduct the Business as now conducted and to use the Purchased Assets. To the Parent's knowledge, Seller has not violated or defaulted under any such license, authorization or permit. To Parent's knowledge, there is no reason why any of the same should not be renewed upon expiration upon the substantially same terms as presently applicable.

         2.11. Employee Plans. Except as set forth on Schedule 2.11:

                  (a) Seller does not maintain or sponsor, and is not required to make contributions to, any pension, profit-sharing, bonus, incentive, welfare or other employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multi-employer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), being herein referred to as the "Benefit Plans" and such multi-employer plans being hereinafter referred to as the "Multi-employer Plans");

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                  (b) To Parent's knowledge, each Benefit Plan complies in all respects with all requirements of ERISA and the Code;

                  (c) To Parent's knowledge, each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to such qualification;

                  (d) To Parent's knowledge, Seller does not maintain, sponsor or contribute to (nor is it required to contribute to) any Multi-employer Plan; and

                  (e) To Parent's knowledge, neither Seller, Parent nor other "disqualified person or party in interest" of any Benefit Plan, has engaged in any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code).

         2.12. Environmental Matters.

                  (a) Definitions: For the purposes of this Agreement, the following terms shall have the meanings set forth below.

                           (i)    "Camden Facility" shall mean the facility
occupied by the Seller in connection with the operation of the Business located at 1416 South 6th Street, Camden, New Jersey.

                           (ii)   "Compliance with ISRA" shall mean the receipt
of a Remediation Agreement (as such term is defined under ISRA) permitting the consummation of the transactions contemplated by this Agreement.

                           (iii)  "Environment" shall mean air, land, surface
soil, subsurface soil, sediment, surface water, groundwater, wetlands and all flora and fauna present therein and thereon.

                           (iv)   "Environmental Claim" shall mean any and all
claims, demands, causes of action, suits, proceedings, administrative proceedings, orders, losses, judgments, decrees, debts, investigations, requests or demands for information, damages (whether to person, property or natural resources), liabilities, court costs, attorneys' fees and other expenses.

                           (v)    "Environmental Conditions" shall mean any
pollution or contamination of, or the Release of Hazardous Materials into, the Environment.

                           (vi)   "Environmental Laws" means all federal,
regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments relating to public health or safety, pollution, damage to or protection of the Environment, Environmental Conditions, Releases or threatened Releases of Hazardous Materials into the Environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, including but not limited to, the Federal Water Pollution Control Act, 33 U.S.C. Sections 1231-1387; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901-6991 ("RCRA"); the Clean Air Act, 42 U.S.C. Sections 7401-7642; the Comprehensive Environmental Response Compensation and Liability

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Act, 42 U.S.C. Sections 9601-9675 ("CERCLA"); the Toxic Substances Control Act,
15 U.S.C. Sections 2601-2629; the Federal Occupational Safety and Health Act, 29 U.S.C. Section 657 et seq. ("OSHA"); ISRA; the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. (the "Spill Act"); the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1 et seq.; and the New Jersey Environmental Rights Act, N.J.S.A. 2A:35A-1 et seq.; and any and all rules and regulations promulgated thereunder.

                           (vii)  "Former Facilities" shall mean the facility
located at 482 Cove Road, Pennsauken, New Jersey, and the facility located at 300 Harvard Avenue, Westville, New Jersey.

                           (viii) "Hazardous Materials" shall mean any
substances, materials or wastes, whether liquid, gaseous or solid, or any pollutant or contaminant, that is infectious, toxic, hazardous, explosive, corrosive, flammable or radioactive, including without limitation, petroleum, polychlorinated biphenyls, asbestos and asbestos containing materials and urea formaldehyde, or that is regulated under, defined, listed or included in any Environmental Laws, including without limitation, CERCLA, RCRA, OSHA and ISRA.

                           (ix)   "ISRA" shall mean the Industrial Site Recovery
Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated thereunder.

                           (x)    "ISRA Compliance Costs" shall mean all fees,
costs and expenses incurred to achieve Compliance with ISRA, including without limitation, attorneys', consultants' and engineering fees and disbursements, NJDEP filing fees and oversight charges, costs (including any surcharges) associated with securing and maintaining any remediation funding source, laboratory and analytical costs and expenses, equipment charges, industrial or hazardous waste disposal costs, natural resource damage or injury assessments and all other fees, costs and expenses incurred in connection with or relating to Remedial Actions.

                           (xi)   "NJDEP" shall mean the New Jersey Department
of Environmental Protection, its divisions, bureaus and subdivisions.

                           (xii)   "Release" shall mean any intentional or
unintentional release, discharge, burial, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the Environment.

                           (xiii)  "Remedial Action" means any and all: (i)
investigations of Environmental Conditions of any kind or nature whatsoever, including site assessments, site investigations, remedial investigations, soil, groundwater, surface water, sediment sampling or monitoring; or (ii) actions of any kind or nature whatsoever taken to remove, abate or remediate Environmental Conditions, including the use, implementation, application, installation, operation or maintenance of removal actions, in-situ or ex-situ remediation technologies applied to the surface or subsurface soils, encapsulation or stabilization of soils, excavation and off-site treatment or disposal of soils, systems for the recovery and/or treatment of groundwater or free product, Engineering Controls or Institutional Controls (as such terms are defined at N.J.A.C. 7:26E-1.8).

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                           (xiv) "Remediation Standards" shall have the meaning
provided for such term at N.J.A.C. 7:26E-1.8 and any Remediation Agreement between Seller and Parent and the NJDEP.

         (b) Except as set forth on Schedule 2.12, to Parent's knowledge, the Business is, and at all times has been conducted, in compliance with all Environmental Laws applicable to the Business, the Purchased Assets, the Former Facilities or the Camden Facility.

         (c) Except as set forth on Schedule 2.12, to Parent's knowledge, neither Seller nor Parent has received any written notice that either Seller, Parent, the Business, any of the Purchased Assets or the Camden Facility: (i) is in violation of the requirements of any Environmental Laws; (ii) is the subject of any Environmental Claim; or (iii) has actual or potential liability under any Environmental Laws.

         (d) Except as set forth on Schedule 2.12, to Parent's knowledge, there are no Environmental Conditions or other facts, circumstances or activities arising out of or relating to the Business, the Purchased Assets, or the use, operation or occupancy by Seller or Parent of the Camden Facility that result or reasonably could be expected to result in (i) any obligation of the Seller or the Parent to file any report or notice, to conduct any investigation, sampling or monitoring or to effect any Remedial Action under Environmental Laws; or (ii) any liability, either to the NJDEP or other governmental authority or third parties, for any Environmental Claim.

         2.13. Disclosure. To Parent's knowledge, neither this Agreement, nor any of the schedules, attachments or exhibits hereto, contain any untrue statement of material fact or omit a fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         2.14. Tax Returns. Seller has filed all required federal income tax returns and has paid all taxes required to be paid as shown to be due thereby including, without limitation, interest and penalties. To Parent's knowledge, Seller has filed with all other appropriate governmental agencies all tax returns and tax reports which are required to be filed and has paid all taxes required to be paid as shown to be due thereby and the failure to file or pay which would give rise to a Lien on the Purchased Assets.

         2.15. Non-Compete Agreements. To Parent's knowledge, there is no agreement, understanding or arrangement, whether oral or written, express or implied, which restricts the ability of Seller to own, possess or use the Purchased Assets or conduct the Business in any geographic area or region, or to compete against any individual or entity.

         2.16. Broker's Fees. No agent, broker, investment banker, person or firm acting on behalf of, or under the authority of, Seller or Parent ("Seller Agent") is or will be entitled to any broker's or finder's fee or other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby. The Seller and Parent shall be solely responsible for, and shall pay, the fee of any Seller Agent.

         2.17. Knowledge of Willey. Notwithstanding anything herein to the contrary, to the extent John Willey has actual knowledge as of the Closing Date that any representation or warranty of Seller or Parent is erroneous or inconsistent with any fact or circumstance relating to the Business, then such representation shall be null and void to the extent of Mr. Willey's knowledge.

                                  ARTICLE III.
               Representations, Warranties and Covenants of Buyer

         As an inducement to Seller and Parent to enter into this Agreement, Buyer hereby represents, warrants and covenants to Seller as of the date of this Agreement and as of the Closing Date that:

         3.1. Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         3.2. Authorization. This Agreement has been duly authorized and executed by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions provided herein in the manner herein provided will violate any agreement to which Buyer is a party or by which Buyer is bound or any law, order or decree or any provision of Buyer's Certificate of Incorporation or By-Laws. No authorization, approval, or consent of any third party (including, without limitation, the holder of any debt of Buyer or any other party to any contract or agreement or any governmental regulatory authority) is required in connection with the executing, delivering and performing of this Agreement by Buyer which will not have been obtained by the Closing or waived in writing by the parties whose consent is required. A true and complete copy of the Certificate of Incorporation of Buyer has previously been delivered to Seller.

         3.3. Broker's Fees. No agent, broker, investment banker, person or firm acting on behalf of, or under the authority of, Buyer ("Buyer Agent") is or will be entitled to any broker's or finder's fee or other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby. Buyer shall be solely responsible for, and shall pay, the fee of any Buyer Agent.

                                  ARTICLE IV.
                              Conditions to Closing

         4.1. Conditions to Buyer's Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) The representations and warranties set forth in Article II hereof, and each of the Exhibits to this Agreement, will be true and correct in all material respects as of the Closing Date (except that representations and warranties qualified by materiality shall be true and correct in all respects);

                  (b) Seller and Parent will have performed all of the covenants and agreements required to be performed by each under this Agreement prior to the Closing;

                  (c) Seller shall have provided to Buyer releases of all Liens against Seller and the Purchased Assets;

                  (d) No action or proceeding before any court or governmental body will be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

                  (e) Seller shall have delivered all documents required to be delivered pursuant to Section 1.4(b);

                  (f) With respect to the Camden Facility, Seller or Parent shall have secured a Remediation Agreement (as such term is defined under ISRA) issued by the NJDEP permitting the consummation of the transactions contemplated in this Agreement;

                  (g) Seller, Parent and Buyer shall have executed the Camden Lease;

                  (h) The Purchased Assets and the Camden Facility shall be, in all material respects, in the same condition and fitness as they were as of the date of this Agreement;

                  (i) Seller shall have terminated or received the resignations of all of its employees prior to the Closing; and

                  (j) Seller and Parent shall have entered into the First Amendment.

         Any condition specified in this Section 4.1 may be waived by Buyer; provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

         4.2. Conditions to Obligations of Seller and Parent. The obligations of Seller and Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) The representations and warranties set forth in Article III hereof, and each of the Exhibits to this Agreement, will be true and correct in all respects as of the Closing Date;

                  (b) Buyer will have performed in all material respects all of the covenants and agreements required to be performed by Buyer under this Agreement prior to the Closing;

                  (c) Buyer shall have made the deliveries required pursuant to
Section 1.4(c);

                  (d) Seller, Parent and Buyer shall have executed the Camden Lease; and

                  (e) No action or proceeding before any court or governmental body will be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

         4.3 Termination. This Agreement may be terminated prior to or at Closing as follows:

                  (a) By Buyer if any condition in Section 4.1 has not been satisfied as of the date specified for Closing, or if satisfaction of such condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such conditions on or before such date;

                  (b) By Seller or Parent, if any condition in Section 4.2 has not been satisfied as of the date specified for Closing, or if satisfaction of such condition by such date is or becomes impossible (other than through the failure of Seller or Parent to comply with their obligations under this Agreement), and Seller and Parent have not waived such conditions on or before such date; or

                  (c) By mutual consent of Buyer, Seller and Parent.

         4.4 Effect of Termination. In the event this Agreement is terminated as set forth in Section 4.3 above, no party hereto shall have any obligation or liabilities hereunder.

                                   ARTICLE V.
                              Compliance With ISRA

         5.1 Conduct of ISRA Proceedings.

                  (a) With respect to the Camden Facility and the transactions contemplated by this Agreement, Parent shall, or shall cause Seller to, prior to the Closing Date, obtain from the NJDEP and execute a Remediation Agreement (as such term is defined under ISRA) permitting the consummation of the transactions contemplated by this Agreement ("Compliance with ISRA"). Seller and Parent shall be the Ordered Parties on the such Remediation Agreement.

                  (b) Seller and Parent shall provide Buyer with copies of all documents, including correspondence, reports, field and laboratory data, summaries, proposals and recommendations, submitted by Seller or Parent to, or received by Seller or Parent from, the NJDEP in connection with Seller's and Parent's actions to achieve Compliance with ISRA.

                  (c) Seller or Parent shall pay all ISRA Compliance Costs necessary or incurred in order to achieve Compliance with ISRA.

         5.2 Performance of Remedial Actions. As to any Remedial Actions that Seller or Parent performs at the Camden Facility pursuant to ISRA or Section 6.1 hereof, Seller and Parent agree to:

                  (a) Perform, and cause all consultants and contractors retained by Seller or Parent to perform, all such Remedial Actions in a workmanlike manner and consistent with all applicable Environmental Laws;

                  (b) Comply with all Environmental Laws applicable to the implementation of such Remedial Actions at the Camden Facility and obtain all permits, authorizations and consents required under applicable Environmental Laws or by the NJDEP or other governmental agency or authority in order to implement such Remedial Actions at the Camden Facility;

                  (c) Select and propose to the NJDEP Remedial Actions which, to the extent practicable, shall not unreasonably interfere with Buyer's use of, or conduct of the Business or operation of the Purchased Assets at, the Camden Facility;

                  (d) Implement such Remedial Actions in such manner, at such times and with such advance notice, to the extent practicable, as to not unreasonably interfere with Buyer's use of, or conduct of the Business or operation of the Purchased Assets at, the Camden Facility;

                  (e) Cause all consultants and contractors performing such Remedial Actions to provide and maintain comprehensive general liability insurance, automobile liability insurance, workers' compensation and employers' liability insurance, excess liability and professional liability insurance in full force and effect with limits of coverage that are customary for the performance for comparable work or services until sixty (60) days following the completion of the Remedial Action. Seller or Parent shall provide copies of insurance certificates indicating that Buyer has been named as an additional insured under such policies before Buyer shall be required to provide access to the Camden Facility;

                  (f) Promptly upon the completion of any investigation or Remedial Action, restore the Camden Facility to substantially the same condition it was in prior to the performance of the investigation or Remedial Action;

                  (g) Provide Buyer with the opportunity to: (i) review and copy (at Buyer's cost and expense) documents (other than such documents that Seller and Parent are obligated to provide to Buyer pursuant to Section 5.1(b) above, which documents Seller and Parent shall provide to Buyer at no cost to Buyer) concerning any Environmental Conditions on, at, under or emanating from the Camden Facility or any Remedial Actions proposed or implemented to address the same; and (ii) have a representative, including without limitation an environmental consultant or engineer, present during the performance of any Remedial Action and obtain split samples of any samples taken by or on behalf of Seller or Parent. Anything in subparagraph (ii) above to the contrary notwithstanding, if Buyer elects to have an environmental consultant or engineer present during the performance of Remedial Actions at the Camden Facility by Seller or Parent, or to have such consultant or engineer obtain split samples, Buyer shall cause such consultants and engineers to: (x) maintain insurance in accordance with Section 5.2(e) hereof and to name Seller and Parent as additional insureds under such insurance; (y) provide Seller or Parent with copies of split sampling results within a reasonable time following Buyer's receipt of such results; and (z) while present on the Camden Facility, not unreasonably interfere with the performance of Remedial Actions at the Camden Facility by Seller's or Parent's respective consultants.

         5.3 Buyer's Consents With Respect to Remedial Actions. As to any Remedial Actions that Seller or Parent performs at the Camden Facility pursuant to Section 5.1 or Section 6.1 hereof, Buyer agrees to:

                  (a) Provide access to the Camden Facility as reasonably requested by Seller or Parent in order to perform such Remedial Actions, provided however, that Seller or Parent shall provide Buyer with notice at least three (3) business days in advance of any entry onto the Camden Facility setting forth the number of the parties that may enter the Camden Facility, the duration of the entry, the equipment that shall be used and the location of and nature of the Remedial Actions to be performed, whether any party will be wearing personal protective equipment, and shall use its reasonable best efforts so as not to unreasonably interfere with Buyer's use of, or conduct of the Business or operation of the Purchased Assets at, the Camden Facility; and

                  (b) Seller's or Parent's use of engineering controls or institutional controls at the Camden Facility provided that (i) the same are required by and approved in writing by the NJDEP, or (ii) such engineering controls or institutional controls (or any limitations, restrictions, terms or conditions imposed by or associated with such engineering controls or institutional controls) do not unreasonably interfere with Buyer's use of, or conduct of the Business or operation of the Purchased Assets at, the Camden Facility. Parent shall inspect, maintain and otherwise comply with such engineering controls or institutional controls (including, without limitation, compliance with the biennial certification requirements of N.J.S.A. 58:10B-13.1(a)(2)) at its sole cost and expense.

                                   ARTICLE VI.
                                 Indemnification

         6.1 Indemnification of Buyer. From and after the Closing Date, Seller and Parent shall, jointly and severally, protect, defend, hold harmless and indemnify Buyer, its officers, directors, members, managers, shareholders, employees, and agents, and their respective successors and assigns (each, a "Buyer Indemnified Party") from and against any and all claims, losses, liabilities, deficiencies, penalties, fines, damages, (including, but not limited to, damages on account of personal injury or death, property damage or natural resources damages), fees, costs, and expenses whatsoever (including without limitation, reasonable attorneys' consultants', engineering and other professional fees and disbursements, costs of investigation, monitoring and remediation, costs of litigation, settlement and judgment and interest) (collectively, the "Losses") that may be suffered or incurred by any of them arising from or by reason of any of the following:

                  (a) any breach of any of the representations or warranties made by Seller or Parent in Article II or contained in any certificate executed by Seller or Parent and delivered to Buyer in connection with this Agreement;

                  (b) any material breach of any covenant or agreement made by Seller or Parent in this Agreement or any other document or agreement executed by Seller or Parent and delivered to Buyer in connection with this Agreement;

                  (c) any and all costs and expenses (including without limitation, reasonable legal fees and accounting fees) incident to the enforcement of the provisions of this Section 6.1, provided a court of competent jurisdiction shall rule conclusively that Seller or Parent did not comply with such provisions;

                  (d) the non-compliance of Seller with the provisions of any applicable bulk sales, tax, or similar act governing the purchase and sale of the Purchased Assets; and

                  (e) any Losses relating to the Excluded Assets or Excluded Liabilities.

         6.2 Indemnification of Seller and Parent. From and after the Closing, Buyer shall protect, defend, hold harmless and indemnify the Seller and Parent and their respective officers, directors, shareholders, employees and agents, and their respective successors and assigns (each, a "Seller Indemnified Party") from and against any and all Losses that may be suffered or incurred by any of them arising from or by reason of any of the following:

                  (a) any breach of any of the representations or warranties made by Buyer in Article III or contained in any certificate executed by Buyer and delivered to Seller in connection with this Agreement;

                  (b) any payments made to the New Jersey Tax Department pursuant to Section 1.2(d) above;

                  (c) any material breach of any covenant or agreement made by Buyer in this Agreement or any other document or agreement executed by Buyer and delivered to Seller in connection with this Agreement; and

                  (d) any failure by Buyer to perform, pay or discharge any liability of Buyer which is a Discharged Liability.

         6.3 Indemnification Procedure. In the event any Buyer Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") becomes aware of a matter resulting in Losses or potential Losses to such Indemnified Party, with respect to which Buyer, Seller or Parent, as the case may be (the "Indemnifying Party"), may be required to provide indemnification under this Agreement, the Indemnified Party shall, as soon as reasonably possible or necessary (but not later than thirty (30) days after becoming aware of such matter), give notice to the Indemnifying Party in writing. If such Losses are based on a third-party claim, the Indemnified Party shall give to the Indemnifying Party all reasonable information and assistance for the defense and settlement of such matter at the Indemnifying Party's expense. The Indemnifying Party will pay all damages and costs awarded therein against the Indemnified Party which are attributable to such proceedings, but the Indemnifying Party will not be responsible for any settlement payments made without their consent. The Indemnified Party may also, subject to the Indemnifying Party's right to control the defense, participate in the defense with counsel of its choice, provided that the attorney's fees incurred by the Indemnified Party for such counsel shall be borne by the Indemnified Party. A claim for indemnification for Losses arising from any matter not involving a third-party claim may be asserted by the Indemnified Party by providing notice to the Indemnifying Party, and the Indemnified Party shall be entitled to recover from the Indemnifying Party any Losses incurred in connection with such matters.

         6.4 Limitations on Indemnity. Except for violations of Section 2.12 (Environmental Matters) of this Agreement and Losses arising under Section 6.1(e) that relate to Section 1.3(a) (Excluded Liabilities), the maximum aggregate liability of Seller and Parent for all Losses arising under Section
6.1 shall be limited to the Purchase Price (the "Indemnity Limit"). Except for Losses arising under Section 6.2(d) that relate to Section 1.3(b) (Discharged Liabilities), the maximum aggregate liability of Buyer for all Losses arising under Section 6.2 shall be limited to the Indemnity Limit.

         6.5 Exception to Seller and Parent Indemnification. The indemnification rights and obligations set forth in Section 6.1(a) shall be subject to the exceptions set forth in Section 2.17 above.

                                  ARTICLE VII.
                              Additional Agreements

         7.1 Survival.

                  (a) The representations and warranties of Seller and Parent contained in Article II of this Agreement shall survive the Closing for a period twelve (12) months, except that the representations and warranties in Section
2.14 (Tax Returns), shall survive the Closing for a period of six (6) years and
(ii) the representations and warranties set forth in Section 2.2 (Power and Authority), Section 2.6 (Title), Section 2.11 (Employee Plans) and Section 2.12 (Environmental Matters) shall survive the Closing up to the applicable statute of limitations, if any.

                  (b) The representations and warranties and covenants of Buyer contained in Article III of this Agreement shall survive the Closing for a period of twelve (12) months.

                  (c) The covenants and agreements contained in this Agreement shall survive the Closing and shall remain in full force and effect thereafter
(i) until the expiration of the terms or periods respectfully specified therein in the case of covenants and agreements that have specified terms or periods and
(ii) indefinitely without regard to duration in the case of covenants and agreements that do not have specified terms or periods, including, but not limited to, the obligations of Seller and Parent under Section 6.1(e) that relate to Section 1.3(a)(i).

         7.2 Name Change. Promptly after the Closing Date, Seller shall execute and mail to the Secretary of State of New Jersey for filing a Certificate of Amendment to its Certificate of Incorporation to change its name to a name which does not include the words "Surface" or "Technologies" or any derivation or combination thereof, and shall no longer use the words "Surface" or "Technologies" or any derivation or combination thereof in connection with the conduct of its business.

         7.3 Expenses. Each party shall pay all of its expenses, including attorneys' fees and expenses, in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

         7.4 Cooperation with Post-Closing Audit. Upon reasonable notice, Buyer shall cooperate with Parent and Parent's independent auditors in the preparation and completion of an audit of Seller's books and records maintained at Buyer's offices, which shall include the auditor's on-site inspection of records during normal business hours and the duplication of such documents and records as the auditor may deem appropriate.

         7.5 Further Transfers. Seller and Parent shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets.

         7.6 COBRA Notice. Seller shall be responsible after the Closing Date for notifying current COBRA (Consolidated Omnibus Budget Reconciliation Act
1985) participants and terminated employees under existing Seller medical plans of such persons' rights and obligations under such plans.

         7.7 Confidentiality. Seller and Parent shall keep secret and retain in strictest confidence, and shall not use for their benefit or for the benefit of others, confidential information with respect to the Business as conducted on or prior to the Closing Date, including proprietary information, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans other than any of the foregoing which are in the public domain (except through conduct of Seller or Parent which violates this Section 7.7 or conduct of Parent which violates Section 7.8.

         7.8 Non-Competition. Seller and Parent agree that for the period commencing on the Closing Date and terminating five (5) years from the Closing Date, they will not directly or indirectly (a) engage in the business of manufacturing, marketing, selling, distributing, producing or processing surface coatings or other products of the kind manufactured, sold, processed, distributed or used by Seller in connection with the Business on the date of this Agreement; (b) solicit the employment of or hire any person while such person is in the employ of Buyer; or (c) induce or attempt to induce any individual, business, corporation, firm, partnership or other business entity that is a customer of, or supplier to, Buyer or any distributor or seller of products or services of Buyer, or that otherwise is a contracting party with Buyer, to terminate or otherwise adversely change or to cancel any written or oral agreement with Buyer. The above non-compete obligations will apply in the United States and any country in which Seller sold products or had customers or licenses during the five (5) year period prior to the Closing Date. Notwithstanding the foregoing, the parties agree that it shall not be deemed a violation of this covenant not to compete in the event that any purchaser of Parent, which becomes an assignee of this Agreement, is engaged in the activities set forth in Section 7.7(a) above.

         7.9 Retention of and Access to Records. After the Closing Date, Buyer shall provide Seller and Parent access to records delivered to Buyer hereunder, during normal business hours and on at least three (3) days' prior written notice, for any reasonable business purpose specified; provided, however, that nothing contained in this Section 7.9 shall require Buyer to retain any documents longer than they would otherwise have been retained in the ordinary course of business or as required by law.

         7.10 Taxes. Seller and Parent shall be jointly and severally liable for and shall pay all federal and state income taxes of the Business relating to any period ending on or prior to the Closing Date. Buyer shall be liable and shall pay all taxes of the Business relating to any period beginning after the Closing Date.

         7.11 LaSalle. Promptly after Closing, Seller shall take all actions required under the First Amendment, including, but not limited to, the payment to LaSalle Business Credit LLC of amounts necessary to reduce Seller's indebtedness as specified therein, so as to cause LaSalle and Standard Federal National Association to release any Liens on the Purchased Assets.

         7.12 Termination of Employees. Seller shall exercise its best efforts to either terminate, or accept the resignations of, all of its employees prior to the Closing.

                                  ARTICLE VIII.
                                  Miscellaneous

         8.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding only if such amendment or waiver is set forth in a writing executed by the party against whom enforcement is sought. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         8.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be deemed to have been given when (a) personally delivered;
(b) mailed by first class mail, return receipt requested; (c) sent by facsimile transmission; or (d) sent by recognized overnight delivery service (such as Federal Express). Notices, demands and communications to Seller and Buyer shall, unless another address is specified in writing by delivery of notice to the other parties as provided in this Section, be sent to the address indicated below:

         Notices to Seller or Parent:

                  SL Industries, Inc.
                  520 Fellowship Road, Suite A-114
                  Mount Laurel, NJ 08054
                  ATTN:  David R. Nuzzo, Esq.

         Notices to Buyer:

                  Everlast Coatings Inc.
                  1416 South 6th Street
                  Camden, NJ 08104
                  ATTN:  John R. Willey

         Copy to:

                  Donald L. Borod, Esq.
                  McCarter & English LLP
                  CityPlace I - 36th Floor
                  185 Asylum Street
                  Hartford, CT 06103

         8.3 Parent's Knowledge. For purposes of this Agreement, the term "To Parent's knowledge," or words to that effect, shall be deemed to mean information that was actually known as of the Closing Date by any of Warren Lichtenstein, Glen Kassan, David Nuzzo, Charles Maneval or Maryann Cassidy.

         8.4 Assignment. This Agreement, or any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, or any right to the payment of money or other obligations hereunder or thereunder may not be assigned by Seller, Parent or Buyer, without the prior written consent of all other parties, which consent shall not be unreasonably withheld, provided, however, that Seller or Parent may assign any of its rights or obligations under this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing to any successor to substantially all of the business or assets of Parent. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

         8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibitions or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

         8.7 Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         8.9 Governing Law. The laws of the State of New Jersey will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         8.10 Facsimile Signature. A signature sent by telecopy or facsimile transmission shall be as valid and binding upon the party as an original signature of such party.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above by their duly authorized representatives.

                                             EVERLAST COATINGS INC.

                                             By: /s/ John R. Willey
                                                 ------------------
                                                 John R. Willey
                                                 President

                                             SL SURFACE TECHNOLOGIES, INC.

                                             By: /s/ David R. Nuzzo
                                                 ------------------
                                                 David R. Nuzzo
                                                 Vice President

                                             SL INDUSTRIES, INC.

                                             By: /s/ David R. Nuzzo
                                                 ------------------
                                                 David R. Nuzzo
                                                 Vice President

                                       23